Laboratory Facilities and Service Agreement Signed by Caleco Pharma Corp

Enters into Agreement to secure facilities and research scientists for development of pharmaceutical and health related compounds

Bellingham, Washington--(Marketwire - 02/18/10) - Caleco Pharma Corp. (the “Company” or “Caleco”) (OTCBB: CAEH) (Frankfurt: T3R) (WKN: A0N9Y0) (www.calecopharmacorp.com), a biopharmaceutical and consumer health products company focused on developing a broad pipeline of products derived from natural sources, today reports the signing of a Laboratory Facilities and Service Agreement (the “Agreement”) with Natac Biotech S.L., a Spanish biotechnology corporation engaged in the research and development of health related products. Under the terms of the Agreement, Natac, through its subsidiary Natac Research, has agreed to provide Caleco with the services of senior research scientists and the associated laboratory facilities, which are located at the Universidad Autónoma de Madrid. The lab facilities are state-of-the-art facilities specifically oriented toward the identification, isolation, extraction and standardization of unique biologically active compounds from plants and oils. This coincides with Caleco’s business plan to develop health and wellness products derived from plants and oils into over the counter supplements, dermatologic products and prescription drugs.

In consideration of the services and the associated laboratory facilities to be provided by Natac, Caleco has agreed to pay Natac:

(1)	20,000 Euros (which amount was paid under the terms of a letter agreement dated February 10, 2010);
(2)

issuance of a non-interest bearing promissory note in the amount of 130,000 Euros payable on or before March 19, 2010 (which promissory note was issued under the terms of a letter agreement dated February 10, 2010);

(3)	100,000 Euros on or before March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010; and
(4)	125,000 Euros on or before:
(a) March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011; and
(b) March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012.

The closing of the Agreement is expected to occur on or before March 19, 2010 and is subject to a number of customary conditions, including:

(1)	the closing of a research and licensing agreement whereby Caleco will acquire an exclusive license to certain probiotic strains for the countries located in North and South America; and

(2)	the closing of an exclusive licensing agreement whereby Caleco will acquire an exclusive license to certain health related products for the countries located in North and South America.

Upon closing, the term of the Agreement will be until March 31, 2012 and either party may terminate the Agreement if there is a material breach of the Agreement by the other party.

“Securing the use of these facilities is the first of many steps in the implementation of our new business plan,” said John Boschert, Caleco's CEO. “In addition to the state-of-the-art laboratory, we are obtaining the services of some of the leading minds in pharmacognosy. Further, the lab also includes pilot plant production lines that will help us test the commercial scalability of our formulations. This represents a prudent use of our capital that is expected to bolster our new product pipeline and should facilitate us in bringing products to market in as short of a time frame as is prudent.”

Based in Madrid, Spain, Natac Biotech S.L. (“Natac”) specializes in deriving functional foods and active ingredients from natural substances. Natac's alliance with the Universidad Autónoma de Madrid, one of continental Europe's premier biotech research facilities, provides it with access to more than 1,200 square meters of laboratory facilities.

About Caleco Pharma Corp.

Caleco Pharma is focused on the ongoing research and development of its pipeline of over-the-counter and prescription medications including its proprietary antiviral and “Liver Health” OTC formulations. In addition Caleco Pharma is developing over-the-counter food supplements and dermatological products based on the active ingredients found in its proprietary formulation. To date, Caleco Pharma’s intellectual property covering the Liver Health formulations and derivatives consists of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) Caleco Pharma will be able to complete the closing of the Agreement; (ii) if the Company completes the closing of the Agreement, the Company will have sufficient capital to satisfy the payments under the Agreement; (iii) the United States Patents and Trademarks Office will grant Caleco Pharma a patent in connection with its current patent applications; (iv) Caleco Pharma will be able to manufacture and produce its products or that its products will be effective; or (v) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

For more information contact:
At Caleco Pharma:
John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com

For Investor Relations questions:

Bryan Crane
Managing Director
BlueWater Advisory Group
Tel: 805-426-5090
Email: info@calecopharmacorp.com